Exhibit 5

DLA Piper Rudnick Gray Cary US LLP 4700 Six Forks Road, Suite 200 Raleigh, North Carolina 27609-5244 T 919.786.2000 F 919.786.2200 W www.dlapiper.com

Jeffrey D. Miller jeffrey.miller@dlapiper.com T 919.786.2005

October 3, 2005

Eagle Hospitality Properties Trust, Inc.

100 E. RiverCenter Blvd., Suite 480

Covington, Kentucky 41011

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel to Eagle Hospitality Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with a registration statement on Form S-3 (as amended, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), to register a maximum aggregate offering price of $250,000,000 in: (a) shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”); (b) shares of the Company’s preferred stock, par value $0.01 per share (the “Preferred Stock”); and (c) depositary shares representing interests in the Company’s Preferred Stock (the “Depositary Shares”). We are furnishing this opinion letter pursuant to Item 16 of Form S-3 and Item 601(b)(5) of the Commission’s Regulation S-K.

We have examined copies of the Articles of Amendment and Restatement (the “Articles of Incorporation”), the Bylaws of the Company, the corporate action taken by the Company that provides for the registration of the Common Stock, Preferred Stock and Depositary Shares and have made such further legal and factual examinations and investigations as we, in our professional judgment, have deemed appropriate to render the opinions contained herein. As to various questions of fact material to our opinions, we have relied upon certificates of, or communications with, officers of the Company and others.

In our examination of the relevant documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(1) The Company has authority pursuant to its Articles of Incorporation to issue the Common Stock that may be issued under the Registration Statement and upon (a) the adoption by the Board of Directors of a resolution in form and content required by applicable law and (b) issuance and delivery of and payment for such Common Stock in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, such Common Stock will be legally issued, fully paid and non-assessable.

(2) The Company has authority pursuant to its Articles of Incorporation to issue the Preferred Stock that may be issued under the Registration Statement and upon (a) the adoption by the Board of Directors of a resolution in form and content required by applicable law, (b) the adoption by the Company’s Board of Directors and the due execution and filing by the Company with the Maryland State Department of Assessments and Taxation of the articles supplementary establishing the preferences, limitations and relative voting and other rights of each series of Preferred Stock prior to issuance thereof and (c) the issuance and delivery of and payment for such Preferred Stock in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement, such Preferred Stock will be legally issued, fully paid and non-assessable.

(3) Assuming the Company has authority to issue the underlying Preferred Stock and that such Preferred Stock has been legally issued, to which we opine above, the Company has authority pursuant to its Articles of Incorporation to issue the Depositary Shares that may be issued under the Registration Statement and when (a) a deposit agreement substantially as described in the Registration Statement has been duly executed and delivered by the Company and a depositary, (b) the depositary receipts representing the Depositary Shares in the form contemplated and authorized by such deposit agreement have been duly executed and delivered by such depositary and delivered to and paid for by the purchasers thereof in the manner contemplated by the Registration Statement and/or the applicable prospectus supplement and (c) corporate action necessary for the issuance of such Depositary Shares and the underlying Preferred Stock has been taken (including but not limited to action establishing the preferences, limitations and relative voting and other rights of such Preferred Stock prior to issuance thereof), such Depositary Shares will entitle the holders thereof to the rights specified in the deposit agreement relating to such Depositary Shares.

To the extent that the obligations of the Company under the deposit agreement may be dependent upon such matters, we have assumed for purposes of this opinion (a) that the applicable depositary, is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and is duly qualified to engage in the activities contemplated by the applicable deposit agreement; (b) that such deposit agreement has been duly authorized, executed and delivered by and constitutes the legal, valid and binding obligation of such depositary enforceable in accordance with its respective terms; (c) that such depositary is in compliance, generally and with respect to acting as a depositary, under the applicable deposit agreement, with all applicable laws and regulations; and (d) that such depositary has the requisite organizational and legal power and authority to perform its obligations under the applicable deposit agreement.

The opinions set forth above are subject to the following exceptions, limitations and qualifications: (a) provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy may be unenforceable; and (b) we express no opinion concerning the enforceability of any waiver of rights or defenses contained in the deposit agreement.

Our opinions set forth above are subject to the following general qualifications and assumptions:

1.	The foregoing opinions are rendered as of the date hereof. We assume no obligation to update or supplement the opinions if any laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change the opinions.

2.	We have made no investigation as to, and we express no opinion concerning, any laws other than the Maryland General Corporation Law, applicable provisions of the Constitution of the State of Maryland and reported judicial decisions interpreting the Maryland General Corporation Law and such Constitution, and we do not express any opinion herein concerning any other laws.

3.	Without limiting the effect of the immediately preceding qualification, we note that we express no opinion as to compliance with the securities or “blue sky” laws or principles of conflicts of laws of the State of Maryland or any other jurisdiction.

4.	We assume that the issuance of the Common Stock and the Preferred Stock, together with all outstanding shares, will not cause the Company to issue Common Stock or Preferred Stock in excess of the number of such shares authorized by the Company’s Articles of Incorporation.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Sincerely,

/s/ DLA PIPER RUDNICK GRAY CARY US LLP

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